Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

Press Release

AtriCure Appoints Mark A. Collar to its Board of Directors

WEST CHESTER, Ohio – February 7, 2008 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation products, announced today the appointment of Mark A. Collar to the Company’s Board of Directors. Mr. Collar recently retired from a distinguished career with The Procter & Gamble Company, including recently serving as President of the Global Pharmaceuticals and Personal Health business.

“We are pleased to add Mark to the Board of Directors of AtriCure,” said Richard Johnston, Chairman of the Board of AtriCure, Inc. “We welcome Mark and his extensive, broad-based business experience to our board, specifically, his experience in the life sciences sector. We believe Mark will immediately contribute and bring value to AtriCure.”

Mr. Collar, 54, joined Procter & Gamble in 1975 as a sales representative and assumed roles of progressive responsibility within their Health & Personal Care, Beauty Care, New Business Development, and Personal Health Care Products divisions. Mr. Collar moved to the Pharmaceuticals division in 1994 and was named President of Global Pharmaceuticals in 2002.

Mr. Collar is currently the Chairman of the Third Frontier Advisory Board, which provides direction for the state’s 10 year $1.6 billion investment in high tech research, innovation, and company formation. He is also Vice Chairman and a Member of the Executive Committee for BioOhio, Inc., a non-profit organization which promotes the acceleration and growth of life science companies in Ohio. Further, Mr. Collar is a Trustee and Member of the Executive Committee for the Health Alliance, a leading hospital group serving the greater Cincinnati area.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator® system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 2.5 million Americans and predisposes them to a five-fold increased risk of stroke.

The FDA has cleared the AtriCure Isolator® bipolar ablation system, including the new Isolator SynergyTM ablation clamps and the AtriCure multifunctional bipolar Pen, for the ablation, or destruction, of cardiac tissues during surgical procedures. Additionally, the FDA has cleared the AtriCure Pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF. AtriCure’s left atrial appendage clip system has not been approved for commercial use. It is currently being used in clinical evaluations in Europe.

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